Exhibit 99.1

Tallgrass Energy Increases Quarterly Distributions and
Announces Date for Fourth Quarter 2017 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP) (“Tallgrass”) today announced their quarterly distributions for the fourth quarter of 2017. The distributions will be paid on Wednesday, February 14, 2018, to unitholders and shareholders of record as of the close of business on Wednesday, January 31, 2018.
TEP
The board of directors of TEP’s general partner declared a quarterly cash distribution of $0.965 per common unit for the fourth quarter of 2017, or $3.86 on an annualized basis. This represents a sequential increase of 2.1 percent from the third quarter 2017 distribution of $0.945 per common unit and an increase of 18.4 percent from the fourth quarter 2016 distribution of $0.815 per common unit. It is TEP’s 18th consecutive increase since its May 2013 IPO.
TEGP
The board of directors of TEGP’s general partner declared a quarterly cash distribution of $0.3675 per Class A share for the fourth quarter of 2017, or $1.47 on an annualized basis. This represents a 3.5 percent sequential increase from the third quarter 2017 distribution of $0.3550 per Class A share and an increase of 32.4 percent from the fourth quarter 2016 distribution of $0.2775 per Class A share. It is TEGP’s 10th consecutive increase since its May 2015 IPO.
Fourth Quarter 2017 Financial Results and Conference Call
Tallgrass plans to report fourth quarter 2017 financial results and release 2018 financial guidance on Tuesday, February 13, 2018, and hold a conference call at 3:30 p.m. Central Time that same day.
Tallgrass invites unitholders, shareholders and other interested parties to listen to the call through a link posted on the Investor Relations section of Tallgrass’s website at www.tallgrassenergy.com.
Tax Considerations
This release is intended to be a qualified notice to nominees and brokers under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  All of TEP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, TEP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.
About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.
Contacts
Tallgrass Energy
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
phyllis.hammond@tallgrassenergylp.com